Securities and Exchange Commission
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number 1-10418

                              United Medicorp, Inc.
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             (Exact name of registrant as specified in its charter)




            200 N. Cuyler Street, Pampa, TX 79065    (806) 669-9223
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           $.01 Par Value Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
         --------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        Rule 12g-4(a)(1)(i)  |X|
                        Rule 12g-4(a)(1)(ii) |_|
                        Rule 12g-4(a)(2)(i)  |_|
                        Rule 12g-4(a)(2)(ii) |_|
                        Rule 12h-3(b)(1)(i)  |X|
                        Rule 12h-3(b)(1)(ii) |_|
                        Rule 12-h-3(b)(2)(i) |_|
                        Rule 12h-3(b)(2)(ii) |_|
                        Rule 15d-6           |_|

      Approximate number of holders of record as of the certification or notice date: 220

      Pursuant to the requirements of the Securities Exchange Act of 1934, United Medicorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   November 13, 2006          By:  /s/ Peter W. Seaman
                                       -----------------------------------------
                                            Peter W. Seaman
                                            Chairman and Chief Executive Officer
                                            (Principal Executive and
                                            Accounting Officer)